Exhibit 99.1(b)

Revolutionary Concepts Board of Directors Approves $7.0 Million Share Buyback Plan to Boost Shareholder Value

$7.0 Million Repurchase Price Represents Nearly 10 Times the Current Share Price

Charlotte, North Carolina, October 13, 2014 – Revolutionary Concepts Inc., (OTCPINK: REVO), a publicly traded company that develops mobile video software and remote security communication systems, announced its Board of Directors has approved the repurchase of up to 140 million shares of its outstanding shares of common stock for a repurchase price of up to $7.0 million to boost shareholder value.

The Board of Directors has approved the repurchase of up to 20% or 140 million of its total outstanding shares. The main purpose of the repurchase plan is the return of capital to the shareholders, reduce the amount of outstanding shares and to improve the companies the capital structure. The repurchase of up to 140 million shares of stock at up to $7.0 million reflects a repurchase price of up to $0.05 per share, or nearly 10 times the current share price.

REVO’s Senior Vice President, Solomon Ali states, “We feel excited about the repurchase of up to $7 million of our shares, as this reflects a repurchase price of up to $0.05 per share, which is almost 10 times the current share price of our stock. We are very positive about the future of REVO, as we are forecasting that $60 to $80 million in estimated annual revenues from licensing fees and royalties could be generated from our global licensing agreement. In September, our global licensee filed complaints in the United States District Court against four companies for allegations of patent infringement against REVO’s intellectual property. All of this is welcome news that could work to the benefit of the Company and its shareholders.”

The Company may buy shares on the open market or in privately negotiated purchases. The timing and amount of any shares repurchased will be determined based on the Company's evaluation of market conditions, stock price, corporate and regulatory requirements, economic conditions and other factors. Repurchases will be made in compliance with all SEC rules and other legal requirements and may be made in part under a Rule 10b5-1 plan, which permits stock repurchases when the Company might otherwise be precluded from doing so. Any open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

About Revolutionary Concepts Inc.

REVO’s primary business is the design and development of the “EyeTalk” Communicator technology, a mobile video, remote smart camera security technology. The system is designed to provide nationwide protection and monitoring of homes and businesses against multiple threats including robbery, fire, theft, burglary and other intrusions through mobile phones, wireless video and remote smart camera security technology. REVO holds patented and patent pending applications that utilize the technology in medical/healthcare, sporting events, child monitoring and several other key areas. For more information visit www.revolutionaryconceptsinc.com.

For inquiries contact: Media Relations: Solomon Ali at 980-225-5376

Safe Harbor Statement - There are matters discussed in this media information that are forward looking statements within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. Such statements are only forecasts and actual events or results may differ materially from those discussed. For a discussion of important factors which could cause actual results to differ from the forward looking statements, refer to Revolutionary Concepts Inc.’s most recent annual report and accounts and other SEC filings. The company undertakes no obligation to update publicly, or revise, forward looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.